Exhibit 99.1

QUALSTAR ANNOUNCES THE APPOINTMENT OF STEVEN N. BRONSON AS INTERIM CEO

AND PRESIDENT AND THE TERMINATION OF THE RIGHTS AGREEMENT

SIMI VALLEY, CA -- (Marketwired) -- 07/15/13 -- Qualstar Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced the appointment of Steven N. Bronson as interim Chief Executive Officer and President of Qualstar. Mr. Bronson replaces outgoing CEO, Lawrence Firestone.

The newly elected Board of Directors (the "Board") initiated its first step to dramatically reduce Qualstar's cost structure by terminating the employment of Lawrence D. Firestone for cause as of July 10, 2013, and several other executives as of July 31, 2013. All of these executives were based in Denver, Colorado and were hired in the last 12 months while Mr. Firestone served as CEO and President of Qualstar. The Board estimates that these measures should result in annual savings of approximately $1,000,000.

Since taking control of Qualstar, the Board learned for the first time that on May 9, 2013, Mr. Firestone entered into a two year lease (with a one year minimum) on a 3,000 square foot office in the Denver, Colorado (the "Denver Office") that was used by Mr. Firestone and his executive management team. Mr. Firestone opened the Denver Office even though Qualstar was losing money, in the midst of a proxy contest for control and its headquarters and a majority of its employees and operations are based in Simi Valley, California.

"I believe that it is vital for any successful turnaround that executive management works closely with the rest of their team and that expenses need to be controlled and reduced wherever possible," said Steven N. Bronson, interim CEO and President. Mr. Bronson continued that "we expect to close the recently opened Denver, Colorado office within the next 90 days. We believe that the results of the 2013 annual meeting constitute a shareholder mandate to reverse Qualstar's negative financial trend, and the Board is committed to delivering on this directive. The Board will continue to take the appropriate actions to right-size Qualstar, support its current and future business, build a solid foundation and preserve its liquidity base."

Separately, Qualstar announced that on July 3, 2013, the Board amended the Rights Agreement, dated February 5, 2013 between Qualstar and Corporate Stock Transfer, Inc., as rights agent (the "Rights Agreement"), by advancing the final expiration date of the Rights Agreement from the close of business on January 31, 2014 to the close of business on July 3, 2013. Effective on the close of business on July 3, 2013, the Rights Agreement is no longer effective.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

Contact:

Philip Varley, CFO
Email Contact
805-583-7744 x 114

Vanessa Lehr/Annie Leschin
Investor Relations
StreetSmart Investor Relations
(415) 775-1788